Exhibit 99.1

Press Release & Investor Call

Remote Monitoring and Control Provider Acorn’s Q2’25 EPS of $0.28, Up 155% on 55% Revenue Growth; Investor Call Today at 11 a.m. ET

Wilmington, DE – August 7, 2025 – Acorn Energy, Inc. (Nasdaq: ACFN), a provider of remote monitoring and control solutions for backup generators, gas pipelines and other critical infrastructure assets, announced results for its second quarter ended June 30, 2025 (Q2’25). Acorn will hold an investor call today at 11 a.m. ET (details below).

Summary Financial Results

($ in thousands)	Q2’25	Q2’24	Change	6M’25	6M’24	Change
Monitoring revenue	$1,320	$1,110	+18.9%	$2,589	$2,212	+17.0%
Hardware revenue	$2,205	$1,165	+89.3%	$4,034	$2,195	+83.8%
Total revenue (1)	$3,525	$2,275	+54.9%	$6,623	$4,407	+50.3%
Gross margin	74.9%	73.2%	+170bps	75.0%	73.9%	+110bps
Net income to stockholders (2)	$720	$271	+165.7%	$1,184	$336	+252.4%
Net income per diluted share (2)	$0.28	$0.11	+154.5%	$0.47	$0.13	+261.5%

(1)	All of Acorn’s revenue is derived from its 99%-owned operating subsidiary, OmniMetrixTM, LLC.
(2)	Net income includes federal income tax expense in Q2’25 and 6M’25 vs. the prior-year periods, which did not.

CEO Commentary

Jan Loeb, Acorn’s CEO, said, “Our Q2 results reflect the strength of our technology and solutions as well as the operating leverage of our high-margin business model. Our business is fueled by hardware sales that create recurring revenue streams from annual monitoring contracts, 90% or more of which typically renew each year. Given the modest incremental investment required to scale our business, we expect approximately 50% of each incremental revenue dollar to drop to our operating income line for the foreseeable future.

“Our results continue to benefit from an estimated $5.4M contract to provide monitoring equipment plus an initial year of monitoring services for 5,000 -10,000 cell tower backup generators for a national cellular phone provider which we refer to as the Material Contract. The monitoring hardware rollout is progressing well, and we expect to complete all hardware deliveries by the end of 2025. We recognize hardware revenue upon delivery and customer acceptance, while monitoring revenue is deferred and then amortized over 12 months. The contract contributed $1.4M of revenue in Q2’25 and a total of $4.1M since inception in Q4’24, approximately 95% of which relates to hardware sales thus far.

“Several factors are expected to drive demand for backup power generation and our remote monitoring services in the coming years. Most importantly, growing energy demand is taxing our aging grid infrastructure, resulting in increasing reliability challenges for electricity access. In addition, a growing incidence of extreme weather events and natural disasters that disrupt electricity access for days, weeks and sometimes months, further underscores the critical importance of reliable backup power. These factors are contributing to increasing awareness, interest and demand for backup power and remote monitoring solutions that ensure their proper functioning across commercial, industrial, and residential applications.

“As a pioneer and technology leader in remote monitoring solutions, OmniMetrix is primed to scale our base of monitored endpoints in step with the expected growth in standby generator deployments. At the same time, we continue to invest in developing new products as well as enhancing our industry-leading solutions to deliver the greatest possible value to our growing base of customers.

“We’ve been working diligently to ensure the success of our large cell tower rollout, demonstrating our market leadership and creating momentum for expanded collaborations and other large-scale deployment opportunities. Our internal sales team focuses on large commercial and industrial customer opportunities, and we access the residential market through our network of approximately 600 generator dealers in North America. We are also seeking to forge strategic relationships with one or more OEMs to extend our market reach. Additionally, we continue to evaluate possible M&A opportunities that are closely aligned with our business model and have the potential to be meaningfully accretive. These initiatives require discipline, patience, and persistence and, therefore, it’s not possible to predict timing or outcomes, but we want you to be aware of these areas of focus.

“Subsequent to quarter-end, we completed an uplisting to the Nasdaq Capital Market, a significant milestone for our company. The Nasdaq listing should benefit our shares and shareholders by enhancing our visibility, attracting a broader base of investors and improving trading liquidity of our shares thereby supporting growth through potential M&A opportunities.”

Financial Review

Q2’25 revenue rose 55% to $3,525,000 vs. Q2’24, reflecting an 89% increase in hardware revenue and a 19% increase in monitoring revenue. Hardware growth was principally due to $1,338,000 in sales of monitoring equipment related to our Material Contract. Growth in monitoring revenue was driven by an increase in total monitored units in Q2’25 as compared to the year-ago period. For the six months ended June 30, 2025, revenue grew 50% to $6,623,000 versus the prior-year period, due to the same factors.

Q2’25 gross profit grew 58% to $2,639,000 vs. Q2’24, principally reflecting higher revenue and a Q2’25 gross margin of 75%.

Operating expenses increased 20% to $1,692,000 in Q2’25 vs. $1,407,000 in Q2’24, due to a $246,000 increase in selling, general and administrative (SG&A) expenses and a $39,000 increase in research and development (R&D) expenses. However, operating expenses decreased to 48% of total revenue in Q2’25 from 62% of total revenue in Q2’24, as revenue growth outpaced expense increases. The increase in SG&A expenses reflects a $100,000 increase in commission expense related to the Material Contract, a $48,000 increase in personnel expenses due to staff additions and compensation increases, a $39,000 increase in technology fees and expenses, as well as a $59,000 increase in tax and audit professional fees and other corporate/public company expenses. Higher R&D expenses reflect the hiring of a senior-level engineer in November 2024 and salary increases, as well as increased investment in next-generation monitoring products, as well as the exploration of new products and product lines.

Reflecting revenue growth and operating leverage, Q2’25 net income attributable to Acorn stockholders improved to $720,000, or $0.28 per diluted share, from $271,000, or $0.11 per diluted share, in Q2’24. Net income for the first six months of 2025 increased to $1,184,000, or $0.47 per diluted share, as compared to $336,000, or $0.13 per diluted share, in the prior-year period. As of Q4’24, Acorn began reporting on a fully taxable basis though its earnings are shielded from federal income taxes on a cash basis due to its substantial net operating loss carryforwards. Income tax expense was $242,000, or $0.10 per share in Q2’25 vs. zero in Q2’24. Likewise, income tax expense was $396,000, or $0.16 per share, in the first six months of 2025, compared to $25,000, or $0.01 per share, in the prior-year period.

Liquidity and Cash Flow

Excluding deferred revenue of $3,155,000 and deferred cost of goods sold of $223,000, which have no impact on future cash flows, net working capital improved to $5,661,000 at June 30, 2025 from $4,230,000 at December 31, 2024. Acorn’s cash position increased to $3,253,000 at the close of Q2’25 versus $2,591,000 at the close of Q1’25 and $2,326,000 at year-end 2024.

Through the first six months of 2025 Acorn generated $900,000 of cash from operating activities, used $21,000 in investing activities and received proceeds of $48,000 from the exercise of Company stock options. The resulting net increase in cash of $927,000 compares to $14,000 generated in the first half of 2024.

Investor Call Details

Date/Time:	Thursday, August 7th at 11:00 a.m. ET
Dial-in Number:	1-844-834-0644 or 1-412-317-5190 (Int’l)
Online Replay/Transcript:	Audio file and call transcript will be posted to the
Investor section of Acorn’s website when available.
Submit Questions via Email:	acfn@catalyst-ir.com – before or after the call.

About Acorn (www.acornenergy.com) and OmniMetrixTM (www.omnimetrix.net)

Acorn Energy, Inc. owns a 99% equity stake in OmniMetrix, a pioneer and leader in Internet of Things (IoT) wireless remote monitoring and control solutions for stand-by power generators, gas pipelines, air compressors and other industrial equipment. OmniMetrix serves tens of thousands of commercial and residential customers, including over 25 Fortune/Global 500 companies, supporting cell towers, manufacturing plants, medical facilities, data centers, retail stores, public transportation systems, energy distribution and federal, state, and municipal government facilities and residential backup generators.

OmniMetrix’s proven, cost-effective solutions make critical systems more reliable and also enable automated “demand response” electric grid support via enrolled backup generators.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There are no assurances that Acorn will be successful in growing its business, increasing its revenue, increasing profitability, or maximizing the value of its operating company and other assets. A complete discussion of the risks and uncertainties that may affect Acorn Energy’s business, including the business of its subsidiary, is included in “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

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Investor Relations Contacts

Catalyst IR

William Jones, 267-987-2082

David Collins, 212-924-9800

acfn@catalyst-ir.com

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED) (IN THOUSANDS, EXCEPT PER SHARE DATA)

	Six months ended June 30,		Three months ended June 30,
	2025	2024	2025	2024

Revenue	$6,623	$4,407	$3,525	$2,275
COGS	1,658	1,151	886	610
Gross profit	4,965	3,256	2,639	1,665
Operating expenses:
Research and development (R&D) expenses	556	464	265	226
Selling, general and administrative (SG&A) expenses	2,858	2,456	1,427	1,181
Total operating expenses	3,414	2,920	1,692	1,407
Operating income	1,551	336	947	258
Interest income, net	51	33	27	18
Income before income taxes	1,602	369	974	276
Provision for income taxes	396	25	242	—
Net income	1,206	344	732	276
Non-controlling interest share of income	(22)	(8)	(12)	(5)
Net income attributable to Acorn Energy, Inc. stockholders	$1,184	$336	$720	$271

Net income per share attributable to Acorn Energy, Inc stockholders – basic and diluted
Basic	$0.48	$0.14	$0.29	$0.11
Diluted	$0.47	$0.13	$0.28	$0.11
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. stockholders – basic and diluted
Basic	2,492	2,487	2,493	2,487
Diluted	2,534	2,501	2,534	2,507

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	As of June 30, 2025	As of December 31, 2024
	(Unaudited)
ASSETS
Current assets:
Cash	$3,253	$2,326
Accounts receivable, net	2,140	1,933
Inventory	953	436
Other current assets	262	288
State income tax receivable	—	10
Deferred cost of goods sold (COGS)	223	406
Total current assets	6,831	5,399
Property and equipment, net	447	505
Right-of-use assets	1,048	84
Deferred COGS	2	70
Other assets	94	103
Deferred tax assets	4,115	4,435
Total assets	$12,537	$10,596
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$424	$297
Accrued expenses	303	290
Deferred revenue	3,155	3,521
Current operating lease liabilities	90	98
Other current liabilities	84	59
State income tax payable	46	19
Total current liabilities	4,102	4,284
Long-term liabilities:
Deferred revenue	514	712
Noncurrent operating lease liabilities	973	—
Other long-term liabilities	27	24
Total liabilities	5,616	5,020
Commitments and contingencies
Equity:
Acorn Energy, Inc. stockholders
Common stock - $0.01 par value per share: Authorized - 42,000,000 shares; issued - 2,549,337 at June 30, 2025 and 2,541,308 at December 31, 2024; outstanding - 2,499,159 at June 30, 2025 and 2,491,130 at December 31, 2024	25	25
Additional paid-in capital	103,546	103,405
Accumulated stockholders’ deficit	(93,670)	(94,854)
Treasury stock, at cost – 50,178 shares at June 30, 2025 and December 31, 2024	(3,036)	(3,036)
Total Acorn Energy, Inc. stockholders’ equity	6,865	5,540
Non-controlling interests	56	36
Total equity	6,921	5,576
Total liabilities and equity	$12,537	$10,596

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED) (IN THOUSANDS)

	Six months ended June 30,
	2025	2024
Cash flows provided by operating activities:
Net income	$1,206	$344
Depreciation and amortization	56	58
Deferred tax expense	320	—
Decrease in the provision for credit loss	—	(7)
Impairment of inventory	4	19
Non-cash lease expense	66	64
Stock-based compensation	93	38
Change in operating assets and liabilities:
(Increase) decrease in accounts receivable	(207)	3
(Increase) decrease in inventory	(521)	212
Decrease in deferred COGS	251	451
Decrease (increase) in other current assets and other assets	35	(56)
Decrease in state income tax receivable	10	—
Decrease in deferred revenue	(564)	(1,004)
Decrease in operating lease liability	(65)	(71)
Increase in state income tax payable	27	—
Increase (decrease) in accounts payable, accrued expenses, other current liabilities and non-current liabilities	189	(10)
Net cash provided by operating activities	900	41

Cash flows used in investing activities:
Investments in technology	(9)	(36)
Leasehold improvements	(4)	—
Patents	(1)	—
Purchases of furniture and equipment	(7)	(4)
Net cash used in investing activities	(21)	(40)

Cash flows provided by financing activities:
Stock option exercise proceeds	48	13
Net cash provided by financing activities	48	13

Net increase in cash	927	14
Cash at the beginning of the period	2,326	1,449
Cash at the end of the period	$3,253	$1,463

Supplemental cash flow information:
Cash paid during the year for:
Interest	$—	$1
Income Taxes	$34	$2
Non-cash investing and financing activities:
Right-of-use assets	$1,025	—
Operating lease liability	1,025	—
Accrued preferred dividends to former CEO of OmniMetrix	$2	$2